Exhibit 10.1

Agreed

FIRST AMENDMENT TO THE SPONSOR SUPPORT AGREEMENT

This FIRST AMENDMENT TO THE SPONSOR SUPPORT AGREEMENT (this “Amendment”), dated as of June 7, 2023, is entered into by and among GSR II Meteora Acquisition Corp, a Delaware corporation (“PubCo”), GSR II Meteora Sponsor LLC, a Delaware limited liability company (“Sponsor” and, together with PubCo, “GSR Entities”), and BT Assets, Inc., a Delaware corporation (“BT Assets”). Each of PubCo, Sponsor and BT Assets are referred to in this Amendment as a “Party” and collectively as the “Parties.” Capitalized terms used, but not defined in this Amendment shall have the meanings ascribed to such terms in the Sponsor Agreement.

WHEREAS, the Parties entered into the Sponsor Support Agreement (the “Sponsor Agreement”), dated as of August 24, 2022 (the “Sponsor Agreement Date”);

WHEREAS, the Parties desire to amend the Sponsor Agreement in accordance with the terms of the Sponsor Agreement and this Amendment; and

WHEREAS, pursuant to Section 11 (Miscellaneous) of the Sponsor Agreement, the Sponsor Agreement may be amended or modified only by a duly authorized agreement in writing executed in the same manner as the Sponsor Agreement and which makes reference to the Sponsor Agreement, and this Amendment is intended to be such an agreement.

NOW, THEREFORE, in consideration of the premises, and of the representations, warranties, covenants and agreements contained in this Amendment, the value, receipt and sufficiency of which are acknowledged, the Parties agree as follows:

1. Incentive Issuances; Forfeited Sponsor Shares. Section 1 of the Sponsor Agreement is amended by deleting it in its entirety and replacing it with the following:

“1.

Incentive Issuances; Forfeited Sponsor Shares. In connection with the Transaction Agreement, at BT Assets’ sole discretion after reasonable consultation with PubCo, PubCo will (x) issue up to an additional 4,740,000 shares of newly issued PubCo Class A Common Stock (such 4,740,000 shares of PubCo Class A Common Stock, the “Potential Issuances”), in the aggregate, (a) to Persons who are entering into written agreements with PubCo or the Company to (i) invest in PIPE Subscriptions, (ii) provide an Equity Line, (iii) agree to not redeem any PubCo Common Stock beneficially owned by such Person or its Affiliates pursuant to the PubCo Governing Documents in connection with the transactions contemplated by the Transaction Agreement (including, the Extension Voting Agreements and the Non-Redemption Agreements) or (iv) provide debt financing to PubCo or the Company in connection with the transactions contemplated by the Transaction Agreement (collectively, the “Incentive Issuances”) and (b) as part of the equity portion of the BitAccess Payment Amount (the “Bit Access Payment Issuances”), and/or (y) pay cash under the terms of the Non-Redemption Agreements (the “Cash Payments” and, together with the Incentive Issuances, the “Incentive Payments”). Any Incentive Issuances shall be subject to and conditioned upon the Closing (and, for the avoidance of doubt, any BitAccess Payment Issuances shall occur following the

Closing). In connection with the Incentive Payments and the BitAccess Payment Issuances, Sponsor shall irrevocably forfeit and surrender to PubCo up to an aggregate number of its shares of PubCo Class B Common Stock for cancellation by PubCo (such forfeited and cancelled shares, the “Forfeited Sponsor Shares”) equal to the number determined in accordance with the following sentence. The number of Forfeited Sponsor Shares shall equal the lesser of 1,580,000 and the sum of (a) in respect of any Cash Payments, the product of one-third multiplied by the aggregate amount of such Cash Payments divided by the Redemption Price (as defined in the Amended and Restated Certificate of Incorporation of PubCo), plus (b) in respect of any Incentive Issuances, (i) the product of one-third multiplied by the aggregate number of Non-Redemption Bonus Shares (as defined in the applicable Non-Redemption Agreement), plus (ii) the aggregate number of shares issuable in any Share Issuances (as defined in the Extension Voting Agreements) in connection with the Initial Extension (as defined in the Extension Voting Agreements), plus (iii) in the event of any Monthly Extension(s) (as defined in the Extension Voting Agreements) after the Initial Extension, (1) to the extent the Closing has not occurred by June 30, 2023, as a result of the failure to satisfy any of the conditions to Closing set forth in Article 9 of the Transaction Agreement, which such failure was primarily caused (directly or indirectly) by any action or inaction by the BT Companies or their respective Representatives, the product of 50% multiplied by the aggregate number of shares issuable in any Share Issuances in connection with each such Monthly Extension or (2) to the extent the Closing has not occurred by June 30, 2023, for any other reason, the aggregate number of shares issuable in any Share Issuances in connection with each such Monthly Extension, plus (c) the product of one-third multiplied by the number of shares of capital stock of PubCo payable as part of the BitAccess Payout Amount contemplated by Section 6.8 of the Transaction Agreement of PubCo Class A Common Stock payable as part of the Bit Access Payment Amount. If Potential Issuances minus Incentive Issuances is greater than zero, then, at BT Assets’ sole discretion, PubCo may use a number of shares equal to two-thirds of such difference for (x) the Incentive Equity Plan, (y) the Phantom Equity Non-Cash Consideration and (z) the equity portion of the BT Transaction Bonus Payments (which shares may be subject to the Incentive Equity Plan). The GSR Entities and BT Assets shall use commercially reasonable efforts to structure any Incentive Payments and Forfeited Sponsor Shares in a tax-efficient manner.

“Extension Voting Agreement” means each of the Voting and Non-Redemption Agreements entered into by a PubCo stockholder in connection with the extension of PubCo, pursuant to which such PubCo stockholder has agreed to not exercise its redemption rights in exchange for PubCo Class A Common Stock.

“Non-Redemption Agreement” means each of the Non-Redemption Agreements entered into by a PubCo stockholder and PubCo at or prior to Closing, pursuant to which such PubCo stockholder has agreed to not exercise its redemption rights in exchange for cash payments or PubCo Class A Common Stock, as applicable.”

2. Minimum Condition PubCo Available Cash Shortfall. A new Section 2(f) of the Sponsor Agreement is added as follows:

“(f)

In the event the Minimum Condition PubCo Available Cash (which shall be determined in accordance with Sections 1.1(a) and 7.1(a) of the Transaction Agreement) at Closing is less than $16,000,000 (the “Net Proceeds Threshold”), for each $1 the Minimum Condition PubCo Available Cash is below the Net Proceeds Threshold, one-tenth of a share of PubCo Class B Common Stock (collectively, the “Cash Shortfall Forfeited Shares”), shall be converted at the Closing, on a one-to-one basis, into one-tenth of a share of PubCo Class E Common Stock and shall be subject to conversion and forfeiture in accordance with this Section 2 (including Sections 2(b) and (d)), with (x) one-third of such Cash Shortfall Forfeited Shares being converted into shares of PubCo Class E-1 Common Stock, (y) one-third of such Cash Shortfall Forfeited Shares being converted into shares of PubCo Class E-2 Common Stock and (z) one-third of such Cash Shortfall Forfeited Shares being converted into shares of PubCo Class E-3 Common Stock (and any rounding applied first to the conversion to PubCo Class E-3 Common Stock and second to the conversion to PubCo Class E-2 Common Stock); provided, that any fractional shares of PubCo Class B Common Stock resulting from the calculation of the Cash Shortfall Forfeited Shares in accordance with this Section 2(f) shall be rounded up to the nearest whole share of PubCo Class B Common Stock. For example only, if the Minimum Condition PubCo Available Cash at Closing is $14,999,991 to $14,999,999, in each case 100,001 shares of PubCo Class B Common Stock held by Sponsor shall convert into shares of Class E Common Stock (and shall be subject to conversion and forfeiture in accordance with this Section 2), with 33,333 shares being converted into shares of PubCo Class E-1 Common Stock, 33,334 shares being converted into shares of PubCo Class E-2 Common Stock, and 33,334 shares being converted into shares of PubCo Class E-3 Common Stock.

Notwithstanding the above, each share of PubCo Class E Common Stock Sponsor is entitled to receive in accordance with this Section 2(f) that remains issued and outstanding and has not previously been forfeited by Sponsor, if any, as of the Conversion of all of the issued and outstanding Preferred Units into Common Units in accordance with Section 3.15 of the BT HoldCo LLC Agreement (as defined below) shall automatically and immediately be converted into one (1) share of PubCo Class A Common Stock. For purposes of the foregoing sentence, the terms Conversion, Preferred Units and Common Units shall each have the meanings given to such terms in the Amended and Restated Limited Liability Company Agreement of BT Holdco LLC in the form attached as Exhibit G to the Transaction Agreement (the “BT HoldCo LLC Agreement”).

3. Representations and Warranties. Each of the Parties represents and warrants to the other Parties that such Party is duly organized and validly existing and in good standing under the Laws of the state of its organization, that it has all necessary power and authority to enter into and perform the obligations of this Amendment, and that there are no consents or approvals required to be obtained by such Party for such Party to enter into and perform its obligations under this Amendment that have not been obtained.

4. Effect of Amendment on the Sponsor Agreement. This Amendment shall be deemed incorporated into, and form a part of, the Sponsor Agreement and have the same legal validity and effect as the Sponsor Agreement. Except as expressly and specifically amended by this Amendment, all terms and provisions of the Sponsor Agreement are and shall remain in full force and effect, and all references to the Sponsor Agreement in this Amendment shall refer to the Sponsor Agreement as amended by this Amendment, and as it may be further amended or restated. Each reference in the Sponsor Agreement to “this Sponsor Agreement,” “herein,” “hereof,” “hereunder” or words of similar import shall be deemed to refer to the Sponsor Agreement as amended by this Amendment (except that references in the Sponsor Agreement to the “date hereof” or “date of this Sponsor Agreement” or words or phrases of similar import shall continue to mean the Sponsor Agreement Date).

5. Additional Provisions. The provisions contained in Section 11 (Miscellaneous) of the Sponsor Agreement are incorporated by reference into this Amendment, mutatis mutandis, and made a part of this Amendment as if set forth fully in this Amendment.

(Signature pages follow)

IN WITNESS WHEREOF, the Parties have caused this Amendment to be duly executed and delivered as of the date first written above.

GSR II METEORA ACQUISITION CORP

By:	/s/ Gus Garcia
Name: Gus Garcia
Title: Co-Chief Executive Officer

GSR II METEORA SPONSOR LLC

By:	/s/ Gus Garcia
Name: Gus Garcia
Title: Co-Chief Executive Officer

Signature Page to First Amendment to Sponsor Agreement

IN WITNESS WHEREOF, the Parties have caused this Amendment to be duly executed and delivered as of the date first written above.

BT ASSETS, INC.

By:	/s/ Brandon Mintz
Name: Brandon Mintz
Title: President

Signature Page to First Amendment to Sponsor Agreement